Exhibit 99.1

[WYNDHAM INTERNATIONAL LOGO]

ANALYST INQUIRIES: Elizabeth Williams-Schroeder (214) 863-1389 ewilliams@wyndham.com	MEDIA INQUIRIES: Darcie M. Brossart (214) 863-1335 dbrossart@wyndham.com

WYNDHAM INTERNATIONAL REPORTS

SECOND QUARTER 2004 RESULTS

Second Quarter 2004 Results Summary:

Wyndham International, Inc. experienced substantial increases in its second quarter 2004 results. Result highlights are as follows: (1) Pro forma EBITDA, as adjusted, was $67.3 million, an increase of 14.3 percent over the second quarter 2003; actual EBITDA, as adjusted, was $79.5 million, meeting previous guidance; (2) Total Company owned and leased RevPAR was $92.19, an increase of 10.5 percent; (3) Wyndham-branded comparable owned and leased properties had a strong RevPAR penetration index of 103.9; (4) wyndham.com bookings were up 21.9 percent over the same period last year; (5) Wyndham’s liquidity grew 20.0 percent to $226.4 million; (6) Total Company EBITDA margins increased 150 bps; (7) Company takes balanced steps to reduce debt by announcing enhanced strategic plan affecting 33 owned assets: 13 remaining non-proprietary and 20 Wyndham-branded hotels. Plan will maximize market conditions while retaining brand integrity.

DALLAS (Aug. 5, 2004) – Wyndham International, Inc. (AMEX:WBR) today reported its second quarter 2004 results and an enhanced strategic plan to reduce debt while maintaining brand integrity.

For the second quarter ending June 30, 2004, actual earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted, was $79.5 million, which met previous guidance, compared to $76.1 million for the same quarter last year. On a pro forma basis, EBITDA, as adjusted, excluding assets sold and held for sale, was $67.3 million compared to $58.9 million for the same quarter last year, an increase of 14.3 percent. Year-to-date, actual adjusted EBITDA, prior to adjustments for assets sold and held for sale, was $165.6 million compared to $164.0 million for the same period last year. Adjusted pro forma EBITDA was $145.1 million compared to $133.7 million for the same period in 2003, an increase of 8.5 percent.

The Company’s comparable owned and leased Wyndham-branded properties posted a RevPAR of $99.26, an increase of 10.0 percent versus the same period in 2003. This increase is comprised of a 4.5 percentage-point increase in occupancy and a 3.9 percent increase in average daily rate (ADR). Wyndham International’s total portfolio RevPAR was $92.19, an increase of

10.5 percent, exceeding its previous guidance. The increase is comprised of a 4.8 percentage-point increase in occupancy and a 3.6 percent increase in ADR.

Wyndham’s Chairman and Chief Executive Officer, Fred J. Kleisner, said, “The hospitality industry has clearly begun a new growth cycle and is positioned for a multi-year period of material RevPAR, margin and cash flow growth. This is the fourth consecutive quarter of positive RevPAR results for Wyndham, and we will continue to take advantage of all aspects of the recovery by managing the mix of business, the channel of distribution, and selective price increases in order to drive rate and maximize flow through to EBITDA.”

Including the effects of the impending 33 asset sales, discussed later in the release, which results in a $301 million impairment, Wyndham reported a net loss of $353.2 million and a pro forma net loss of $316.7 million in the second quarter 2004 versus a $91.5 million net loss and a $27.3 million pro forma net loss for the same period in 2003. For the six months ended June 30, 2004, the net loss was $382.7 million and a pro forma net loss of $342.2 million versus a net loss of $198.9 million and a pro forma net loss of $46.8 million in 2003.

After the effect of the Company’s preferred dividend, the net loss per share was $2.33 on a fully diluted basis and the net loss on a pro forma basis was $2.12 per share compared to a $0.77 net loss on a fully diluted basis and a pro forma net loss of $0.39 for the same period last year. The year-to-date net loss was $2.76 per share and a pro forma net loss of $2.52 compared to a net loss of $1.64 per share and a pro forma net loss of $0.73 over the prior year.

It should be noted that on a pro forma basis, excluding the impairment associated with the 33 assets, the net loss for the three months ended June 30, 2004, was $18.3 million versus $27.3 million for the same period in 2003. For the six months ended June 30, 2004, on the same pro forma basis the loss was $43.9 million versus $46.8 million in 2003.

Operating & Brand Performance:

Total Company EBITDA margins increased 150 bps quarter over quarter aided by an increase in management contracts and franchise fees associated with new business and the careful management of corporate level expenses.

The Wyndham brand experienced significant RevPAR growth during the second quarter. The performance of comparable Wyndham-branded owned and leased properties posted a RevPAR of $99.26, an increase of 10.0 percent versus the second quarter 2003. The results are comprised of a 4.5 percentage-point increase in occupancy and a 3.9 percent increase in ADR. Wyndham-branded owned and leased properties ended the quarter with a RevPAR penetration index of 103.9 percent.

Additional RevPAR gains were realized by the Company’s owned and operated, proprietary-branded segments led by the Wyndham Hotels & Resorts brand. Comparable owned and operated properties posted a RevPAR of $92.30, an increase 9.5 percent compared to the prior year. The increase is comprised of a 4.2 percentage-point increase in occupancy and a 3.5 percent increase in ADR.

Improving demand and effective management of inventory and pricing in the various distribution channels has continued to generate positive momentum. The Company’s successful negotiations with third-party Internet channels have created a balanced partnership while maintaining its inventory and reaching a broader customer base.

Wyndham has been very successful in growing the distribution channels that are most profitable. Wyndham.com revenue continues to exceed all revenue generated by third-party Internet sites for Wyndham guest rooms; the growth from wyndham.com was fueled by Wyndham’s best rate guarantee. Consumer-direct bookings through www.wyndham.com yielded an ADR of $121.53, and represent a 30.0 percent premium over the net third-party branded rates and a 58.9 percent rate premium over total net third-party Internet rates.

“By focusing on our proprietary booking channels, we will capture the most that the economic upswing can offer. We are well-positioned to maximize our revenue potential,” said Kleisner.

In addition, net revenue through brand-direct channels, which include both voice and wyndham.com reservations, are up 21.9 percent or $13.5 million over second quarter last year. Wyndham’s central reservations office continues to post strong call conversion numbers with 41.2 percent of all voice reservations being converted into actual reservations compared to 39.9 percent for the same quarter last year.

Wyndham ByRequest®, the Company’s guest recognition program, continued to maintain strong growth, increasing membership to over two million active members and driving revenues. The strength of Wyndham’s brand programs, specifically Wyndham ByRequest and its online booking programs, have been key contributors to the brand’s strong performance.

Last March, Wyndham along with three other prominent hotel companies joined forces to form a worldwide alliance based on the shared philosophy of providing guests with unique, personalized guest services. The new Global Hotel Alliance (GHA), consisting of hotel chains Kempinski Hotels & Resorts, Pan Pacific Hotels and Resorts, Rydges Hotels & Resorts and Wyndham Hotels & Resorts, has united 235 upscale and luxury hotels and resorts, and over 63,000 guest rooms on five continents in a shared marketing partnership to offer customers a wider range of worldwide accommodations. Since its inception, the GHA has generated more than $5.0 million in sales leads between the four partners.

Debt and Liquidity:

As of June 30, 2004, the Company’s total debt was $2.49 billion (excluding the $170.3 million mortgage debt related to the Wyndham Anatole, a third-party owned hotel), a reduction of $44.4 million from March 31, 2004. The reduction is primarily the result of assets sold during the quarter, credit facility paydowns and amortization of mortgage and capital leases. Total debt breaks down as follows: Revolver $121.6 million; Term Loan I $1.018 billion; Term Loan II $332.2 million; and, Mortgage and Other Indebtedness $1.026 billion. The consolidation of the Anatole management agreement, as required by Interpretation Number 46, increases the Company’s total debt by $170.3 million (as stated above), notwithstanding the fact that Wyndham has absolutely no obligation to repay this debt.

Wyndham repaid the IRL and revolving loan balances related to the lenders that did not extend their maturities to April 2006 in the amount of $19.4 million on May 12, 2004. Net proceeds from asset sales were used to pay off the loans, which were satisfied prior to their June 30, 2004, maturity date.

Wyndham’s liquidity, defined as revolver availability plus cash in its overnight account, was substantially improved to approximately $226.4 million, an increase of $37.9 million or 20.0 percent from the first quarter 2004. The increase in liquidity is due to free operating cash flow, the release of mark to market collateral, reductions in outstanding letters of credit and asset sales. Cash and equivalents were $176.6 million, inclusive of $101.1 million of restricted cash. This represents a decrease of $27.8 million from the $204.4 million on hand at the end of the first quarter. The decrease is primarily the result of using cash on hand to pay down the revolving credit facility.

Development & Dispositions:

During the second quarter, Wyndham International branded a 311-room resort in Southampton Beach, Bermuda through a long-term management agreement with the property’s owner. In addition, Wyndham entered into a long-term franchise agreement to brand a hotel located in Reading, Pa. The Wyndham Reading is slated to convert to the Wyndham brand in September 2004, expanding the Company’s distribution.

Wyndham recently announced that the new Viva Wyndham Playa Dorada in Puerto Plata, Dominican Republic will open in January 2005. The resort, which will be the seventh property in the Viva Wyndham portfolio and fourth property in the Dominican Republic, is undergoing a $10 million renovation.

In June, Wyndham entered into a contract to sell the former Wyndham Bonaventure Resort & Spa in Weston, Fla. to The Ireland Companies, led by Thomas K. Ireland, the resort’s original developer, who intends to redevelop the resort into 252 luxury residences through a $78 million total buyer investment, complete with the addition of a 48,000-square-foot Golden Door® spa – Wyndham’s largest Golden Door Spa. The Company will manage the new Wyndham Resort & Golden Door Spa Weston upon its redevelopment.

On a year-to-date basis, the Company sold 13 assets for gross proceeds of approximately $175.3 million and at an average trailing 12-month EBITDA multiple of 22.4 times.

“With over $2.0 billion in asset sales completed since 1999, and selling at high EBITDA multiples, we believe that our disposition program has been incredibly successful as we continue to de-leverage the Company and build our proprietary Wyndham brand,” said Kleisner. “We intend to continue selling all non-strategic assets, as well as select Wyndham-branded properties with the intention of retaining them in the brand portfolio pursuant to new management and franchise opportunities.”

During the quarter, Wyndham sold the 37-room Fairmount – A Wyndham Historic Hotel in San Antonio and the 217-room Wyndham Dublin in Columbus, Ohio. Announced in June, an additional four properties will be sold to Highland Hospitality Group, including the 495-room Crowne Plaza Ravinia in Atlanta; the 510-room Hilton Parsippany, NJ; the 360-room Wyndham Wind Watch Hotel in Hauppauge, NJ; and the 322-room Tremont Boston – A Wyndham Historic Hotel in Boston. The transaction is expected to close this month.

Additionally, Wyndham announced this week the sale of seven assets to Lone Star Funds, including the 320-room Wyndham Roanoke Airport in Roanoke, Va.; the 125-room Union Station – A Wyndham Historic Hotel in Nashville, Tenn.; the 147-room Tutwiler – A Wyndham Historic Hotel in Birmingham, Ala.; the 148-room Holiday Inn in San Angelo, Texas; the 199-room Radisson in Dallas; the 172-room Holiday Inn Aristocrat in Dallas; and, the 252–room Doubletree Glenview, Illinois. All seven properties will continue to be managed by Wyndham International and retain their respective brand flags.

Enhanced Strategic Plan:

Given Wyndham’s success in its current disposition strategy, and the number of buyers that have funds to be placed in real estate transactions, Wyndham believes that now is the optimal time to take advantage of the existing market situation and sell certain select assets to reduce debt without risking future market uncertainty.

The Company’s enhanced strategy includes the sale of 33 assets: 13 remaining non-proprietary and 20 Wyndham-branded assets in de-leveraging transactions. The 33 assets are primarily located in secondary markets or are duplications of existing market assets, which have stronger market presence. In addition, the EBITDA from these assets is less than the total EBITDA from the Company’s top three producing assets.

Kleisner stated, “The enhanced plan has been carefully reviewed and we strongly believe it is a balanced strategy that is in the best interest of all Wyndham stakeholders, which include those who have invested in our debt, common stock, preferred equity, and of equal importance, those who have invested their careers in our Company. This strategy has been constructed to maximize market conditions and reduce debt while maintaining the integrity of the brand through the retention of core assets as a base for future development. Because these 33 assets have been strategically selected, the brand will remain strong from a distribution standpoint.”

The net proceeds from the transactions will be used to reduce debt and overall Company leverage, and will facilitate the refinancing of the Company’s corporate credit facilities, which mature April 2006. The reduction of debt also will allow Wyndham to invest in its remaining owned assets through high return investment projects and potentially access capital for growth moving forward, including brand expansion into strategic markets such as New York, San Francisco, Seattle and Hawaii.

Once the asset sales are complete, Wyndham will continue to have all but two (New York and San Francisco) of the top 25 markets covered by its distribution system, and will maintain a significant stronghold with its resorts.

“Through these dispositions, we will be well positioned to further invest in capital projects that will generate near-term cash flow benefits and enhance the customer service experience and overall value to Wyndham,” stated Kleisner.

Future Guidance:

The Company expects third quarter EBITDA to be in the range of $46.0 to $48.0 million, subject to additional asset sales, and RevPAR growth is estimated to be positive 3.0 to 4.0 percent.

Asset sale adjusted EBITDA guidance for the full year has been increased by $5.0 million to be in the range of $280.0 to $290.0 million, before additional asset sales. Further, full year RevPAR growth is increased to be positive 6.0 to 7.0 percent.

About Wyndham International, Inc.:

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance

(www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

EBITDA:

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt and fund capital expenditures. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the Company’s annual, quarterly and current reports, and proxy statements.

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WYNDHAM INTERNATIONAL, INC.

2004 OPERATING STATISTICS BY QUARTER

	Second Quarter				Six Months Ended June 30
	2004	2003	% Change		2004	2003	% Change
COMPARABLE WYNDHAM BRANDED HOTELS (a)
Wyndham Hotels & Resorts
Average daily rate	$119.64	$115.61	3.5%		$126.49	$124.70	1.4%
Occupancy	77.1%	72.9%	4.2	ppt	75.8%	71.4%	4.4	ppt
RevPAR	$92.30	$84.28	9.5%		$95.84	$89.04	7.6%
Wyndham Luxury Resorts (b)
Average daily rate	$222.52	$216.83	2.6%		$239.75	$233.54	2.7%
Occupancy	49.9%	51.5%	-1.6	ppt	49.7%	48.9%	0.8	ppt
RevPAR	$110.93	$111.67	-0.7%		$119.16	$114.18	4.4%
Wyndham Garden
Average daily rate	$92.77	$89.71	3.4%		$91.81	$89.21	2.9%
Occupancy	82.4%	82.1%	0.3	ppt	76.7%	78.7%	-2.0	ppt
RevPAR	$76.40	$73.67	3.7%		$70.42	$70.25	0.2%

COMPARABLE OWNED & LEASED HOTELS
Proprietary Branded (c)
Average daily rate	$123.02	$118.38	3.9%		$130.98	$128.45	2.0%
Occupancy	80.7%	76.2%	4.5	ppt	77.8%	73.7%	4.1	ppt
RevPAR	$99.26	$90.25	10.0%		$101.88	$94.62	7.7%

Non-Proprietary Branded (d)
Average daily rate	$91.92	$89.30	2.9%		$92.95	$91.55	1.5%
Occupancy	65.4%	58.6%	6.7	ppt	60.2%	57.2%	3.0	ppt
RevPAR	$60.08	$52.37	14.7%		$55.91	$52.38	6.7%

Total Portfolio
Average daily rate	$118.32	$114.17	3.6%		$125.46	$123.08	1.9%
Occupancy	77.9%	73.1%	4.8	ppt	74.6%	70.7%	3.9	ppt
RevPAR	$92.19	$83.42	10.5%		$93.60	$87.02	7.6%

NOTE:	All hotel statistics exclude assets sold to date.
(a)	Brand statistics are based on comparable owned, managed and leased hotels for respective periods.
(b)	Reflects results of the Boulders, Carmel Valley Ranch, the Lodge at Ventana Canyon, and Isla Navidad.
(c)	Reflects Wyndham Hotels & Resorts, Wyndham Luxury Resorts and Wyndham Garden Hotels that were branded as of Jan. 1, 2004.
(d)	Non-proprietary brand hotels owned by the Company as of Jan. 1, 2004.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended June 30,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
Revenues:
Room revenues	$166,569	$—		$166,569	$153,226	$1,019	D	$152,207
Food and beverage revenues	94,461	—		94,461	91,065	498	D	90,567
Other revenues	37,701	—		37,701	37,792	736	D	37,056
Anatole hotel revenue	23,958	23,958	A	—	—	—		—

Total hotel revenues	322,689	23,958		298,731	282,083	2,253		279,830

Management fees and service fee income	4,088	—		4,088	4,430	541	E	3,889
Interest and other income	528	—		528	928	—		928

Total revenues	327,305	23,958		303,347	287,441	2,794		284,647

Expenses:
Room expenses	41,445	—		41,445	39,075	203	F	38,872
Food and beverage expenses	63,612	—		63,612	61,151	413	F	60,738
Other expenses	117,932	—		117,932	113,932	955	F	112,977
Anatole hotel expenses	17,069	17,069	A	—	—	—		—

Total hotel expenses	240,058	17,069		222,989	214,158	1,571		212,587

General and administrative costs	15,274	—		15,274	15,156	—		15,156
Interest expense	47,200	—		47,200	45,801	—		45,801
Interest expense - Anatole	3,208	3,208	A	—	—	—		—

Total operating costs and expenses	305,740	20,277		285,463	275,115	1,571		273,544

Revenues net of direct expenses	21,565	3,681		17,884	12,326	1,223		11,103

Adjustments:
Professional fees and other	65	—		65	152	—		152
Abandoned transaction costs	87	—		87	312	—		312
(Gain)/loss on derivative instruments	(2,402)	—		(2,402)	7,425	—		7,425
Write-off of leasehold costs	(400)	—		(400)	522	—		522
Conversion costs	1,054	—		1,054	—	—		—
Impairment of assets	298,378	—		298,378	2,040	—		2,040

Total adjustments	296,782	—		296,782	10,451	—		10,451

Depreciation and amortization	39,347	(1,108	)A	40,455	44,830	—		44,830
Depreciation and amortization - Anatole	2,489	2,489	A	—	—	—		—
Equity in earnings from unconsolidated subsidiaries	(575)	—		(575)	(1,275)	—		(1,275)
Minority interest in consolidated subsidiaries	2	—		2	291	—		291
Minority interest in consolidated subsidiaries - Anatole	1,918	1,918	A	—	—	—		—

	43,181	3,299		39,882	43,846	—		43,846

Loss from continued operations before taxes	(318,398)	382		(318,780)	(41,971)	1,223		(43,194)
Income tax benefit	2,121	—		2,121	15,588	(324	)G	15,912

Loss from continued operations	(316,277)	382		(316,659)	(26,383)	899		(27,282)

Gain(loss) from operations of discontinued hotels	2,701	2,701		—	(3,987)	(3,987)		—
Gain on sale of assets	2,162	2,162		—	4,712	4,712		—
Leasehold termination costs	(188)	(188)		—	(47,102)	(47,102)		—
Impairment of assets held for sale	(41,880)	(41,880)		—	(62,172)	(62,172)		—

Loss from discontinued operations, before income taxes	(37,205)	(37,205)		—	(108,549)	(108,549)		—
Income tax benefit	249	249		—	43,419	43,419		—

Loss from discontinued operations	(36,956)	(36,956	)B	—	(65,130)	(65,130	)H	—

Net loss	$(353,233)	$(36,574)		$(316,659)	$(91,513)	$(64,231)		$(27,282)

EBITDA, as adjusted	$79,500	$12,165		$67,335	$76,060	$17,136		$58,924

(1)	The Comparable Pro Forma financial statements have been adjusted to remove the operations of the Wyndham Anatole, hotels sold and related interest expense from corresponding retired debt and management contract revenue from terminated management contracts.

WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
EBITDA Reconciliation
Net loss	$(353,233)	$(36,574)		$(316,659)	$(91,513)	$(64,231)		$(27,282)
Interest expense	47,200	—		47,200	45,801	—		45,801
Depreciation and amortization	39,347	(1,108	)A	40,455	44,830	—		44,830
Income tax benefit	(2,121)	—		(2,121)	(15,588)	324	G	(15,912)

EBITDA	(268,807)	(37,682)		(231,125)	(16,470)	(63,907)		47,437
Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	1,499	—		1,499	1,057	—		1,057
Interest, depreciation and amortization attributable to minority interests	(513)	(88	)C	(425)	(541)	(420	)I	(121)
Professional fees and other	65	—		65	150	—		150
Amortization of unearned compensation	691	—		691	414	—		414
(Gain)loss on derivative instruments	(2,402)	—		(2,402)	7,425	—		7,425
Conversion Costs	1,054	—		1,054	—	—		—
Impairment of assets	298,378	—		298,378	2,040	—		2,040
Write-off of leasehold costs	(400)	—		(400)	522	—		522
Discontinued operations adjustment	49,935	49,935	B	—	81,463	81,463	H	—

EBITDA, as adjusted	$79,500	$12,165		$67,335	$76,060	$17,136		$58,924

Per Share Calculations:
Loss from continued operations	$(316,277)			$(316,659)	$(26,383)			$(27,282)
Loss from discontinued operations	(36,956)			—	(65,130)			—

Net loss	$(353,233)			$(316,659)	$(91,513)			$(27,282)
Adjustment for preferred stock	(41,622)			(41,622)	(38,509)			(38,509)

Net loss attributable to common shareholders	$(394,855)			$(358,281)	$(130,022)			$(65,791)

Basic and diluted loss per common share:
Loss from continued operations	$(2.11)			$(2.12)	$(0.39)			$(0.39)
Loss from discontinued operations	(0.22)			—	(0.38)			—

Loss per common share	$(2.33)			$(2.12)	$(0.77)			$(0.39)

Basic and diluted weighted average common shares and share equivalents	169,361			169,361	168,079			168,079

WYNDHAM INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Quarter Ended June 30, 2004 and 2003

(Unaudited)

Notes to Pro Forma Adjustments:

A)	Removal of Wyndham Anatole hotel results of operations which in accordance with FIN 46 were consolidated in 2004.

B)	Removal of assets sold, Innkeepers leases terminated and assets held for sale.

C)	Removal of minority interest of hotel held for sale.

D)	Reduction of hotel revenues associated with the sale of one hotel.

E)	Reduction of management fees due to the termination of six management contracts.

F)	Corresponding reduction on hotel expenses for hotels noted in (E) above.

G)	Tax benefit associated with the pro forma adjustments using an effective tax rate of 40%.

H)	Removal of assets sold, HPT and Innkeepers leases terminated and assets held for sale.

I)	Removal of minority interest of hotel held for sale.

WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
Revenues:
Room revenues	$338,978	$—		$338,978	$319,099	$3,689	E	$315,410
Food and beverage revenues	187,878	—		187,878	181,761	1,779	E	179,982
Other revenues	82,778	—		82,778	84,651	2,107	E	82,544
Anatole hotel revenue	56,281	56,281	A	—	—	—		—

Total hotel revenues	665,915	56,281		609,634	585,511	7,575		577,936

Management fees and service fee income	8,805	112	B	8,693	8,850	1,109	F	7,741
Interest and other income	1,045	—		1,045	2,184	6	G	2,178

Total revenues	675,765	56,393		619,372	596,545	8,690		587,855

Expenses:
Room expenses	82,197	—		82,197	78,348	706	H	77,642
Food and beverage expenses	126,969	—		126,969	123,085	1,400	H	121,685
Other expenses	240,032	—		240,032	230,254	3,262	H	226,992
Anatole hotel expenses	37,207	37,207	A	—	—	—		—

Total hotel expenses	486,405	37,207		449,198	431,687	5,368		426,319

General and administrative costs	29,624	—		29,624	30,964	—		30,964
Interest expense	97,155	—		97,155	88,930	—		88,930
Interest expense - Anatole	6,403	6,403	A	—	—	—		—

Total operating costs and expenses	619,587	43,610		575,977	551,581	5,368		546,213

Revenues net of direct expenses	56,178	12,783		43,395	44,964	3,322		41,642

Adjustments:
Professional fees and other	261	—		261	2,436	—		2,436
Abandoned transaction costs	114	—		114	438	—		438
Loss on derivative instruments	1,934	—		1,934	19,093	—		19,093
Write-off leasehold costs	(400)	—		(400)	522	—		522
Conversion costs	1,054	—		1,054	—	—		—
Loss on sale of assets	—	—		—	4,937	—		4,937
Impairment of assets	298,378	—		298,378	6,133	4,093	I	2,040

Total adjustments	301,341	—		301,341	33,559	4,093		29,466

Depreciation and amortization	80,706	(2,217	)A	82,923	90,732	—		90,732
Depreciation and amortization - Anatole	4,713	4,713	A	—	—	—		—
Equity in earnings from unconsolidated subsidiaries	(1,366)	—		(1,366)	(701)	—		(701)
Minority interest in consolidated subsidiaries	114	—		114	342	—		342
Minority interest in consolidated subsidiaries - Anatole	9,414	9,414	A	—	—	—		—

	93,581	11,910		81,671	90,373	—		90,373

Loss from continued operations before taxes	(338,744)	873		(339,617)	(78,968)	(771)		(78,197)
Income tax (provision) benefit	(2,615)	—		(2,615)	31,985	615	J	31,370

Loss from continued operations	(341,359)	873		(342,232)	(46,983)	(156)		(46,827)

Gain(loss) from operations of discontinued hotels	1,912	1,912		—	(16,105)	(16,105)		—
Gain on sale of assets	1,144	1,144		—	4,712	4,712		—
Leasehold termination costs	(197)	(197)		—	(151,394)	(151,394)		—
Impairment of assets held for sale	(43,844)	(43,844)		—	(90,449)	(90,449)		—

Loss from discontinued operations, before income taxes	(40,985)	(40,985)		—	(253,236)	(253,236)		—
Income tax (provision) benefit	(324)	(324)		—	101,294	101,294		—

Loss from discontinued operations	(41,309)	(41,309	)C	—	(151,942)	(151,942	)K	—

Net loss	$(382,668)	$(40,436)		$(342,232)	$(198,925)	$(152,098)		$(46,827)

EBITDA, as adjusted	$165,554	$20,414		$145,140	$164,005	$30,278		$133,727

(1)	The Comparable Pro Forma financial statements have been adjusted to remove the operations of the Wyndham Anatole, hotels sold and related interest expense from corresponding retired debt and management contract revenue from terminated management contracts.

WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
EBITDA Reconciliation
Net loss	$(382,668)	$(40,436)		$(342,232)	$(198,925)	$(152,098)		$(46,827)
Interest expense	97,155	—		97,155	88,930	—		88,930
Depreciation and amortization	80,706	(2,217	)A	82,923	90,732	—		90,732
Income tax benefit	2,615	—		2,615	(31,985)	(615	)J	(31,370)

EBITDA	(202,192)	(42,653)		(159,539)	(51,248)	(152,713)		101,465
Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	2,777	—		2,777	2,571	(63	)L	2,634
Interest, depreciation and amortization attributable to minority interests	(819)	(165	)D	(654)	(1,193)	(831	)M	(362)
Professional fees and other	125	—		125	2,433	—		2,433
Amortization of unearned compensation	1,465	—		1,465	965	—		965
Loss on derivative instruments	1,934	—		1,934	19,093	—		19,093
Conversion costs	1,054	—		1,054	—	—		—
Loss on sale of assets	—	—		—	4,937	—		4,937
Impairment of assets	298,378	—		298,378	6,133	4,093	I	2,040
Write-off of leasehold costs	(400)	—		(400)	522	—		522
Discontinued operations adjustments	63,232	63,232	C	—	179,792	179,792	K	—

EBITDA, as adjusted	$165,554	$20,414		$145,140	$164,005	$30,278		$133,727

Per Share Calculations:
Loss from continued operations	$(341,359)			$(342,232)	$(46,983)			$(46,827)
Loss from discontinued operations	(41,309)			—	(151,942)			—

Net loss	$(382,668)			$(342,232)	$(198,925)			$(46,827)
Adjustment for preferred stock	(82,435)			(82,435)	(76,308)			(76,308)

Net loss attributable to common shareholders	$(465,103)			$(424,667)	$(275,233)			$(123,135)

Basic and diluted loss per common share:
Loss from continued operations	$(2.51)			$(2.52)	$(0.73)			$(0.73)
Loss from discontinued operations, net of taxes and minority interest	(0.25)			—	(0.91)			—

Net loss per common share	$(2.76)			$(2.52)	$(1.64)			$(0.73)

Basic and diluted weighted average common shares and share equivalents	168,808			168,808	168,042			168,042

WYNDHAM INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2004 and 2003

(Unaudited)

Notes to Pro Forma Adjustments:

A)	Removal of Wyndham Anatole hotel results of operations which in accordance with FIN 46 were consolidated in 2004.

B)	Reduction of management fees due to the termination of two management contracts.

C)	Removal of assets sold, Innkeepers leases terminated and assets held for sale.

D)	Removal of minority interest of hotel held for sale.

E)	Reduction of hotel revenues associated with the sale of one hotel.

F)	Reduction of management fees due to the termination of six management contracts.

G)	Reduction of dividend income from a sold investment.

H)	Corresponding reduction on hotel expenses for hotels noted in (E) above.

I)	Removal of impairment charge related to Marriott Indian River.

J)	Tax benefit associated with the pro forma adjustments using an effective tax rate of 40%.

K)	Removal of assets sold, HPT and Innkeepers leases terminated and assets held for sale.

L)	Removal of equity investments sold.

M)	Removal of minority interest of hotel held for sale.